                                                                    EXHIBIT 10.4

                             EMPLOYMENT AGREEMENT
                             --------------------

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of July 1, 1996 by and between AHI HOLDING CORP., a Delaware corporation (the "Company") and Robert L. Krakoff ("Executive").

     WHEREAS, the Company has acquired, pursuant to a Merger Agreement dated as of April 12, 1996, and currently operates certain trade exposition and publishing businesses; and

     WHEREAS, the Company wishes to employ Executive and Executive is prepared to serve in those capacities required by the Company.

     NOW, THEREFORE, the parties agree as follows:

     1.   Position and Authority.  The Company agrees to employ the Executive,
          ----------------------
and the Executive accepts such employment and agrees to serve the Company as the Chairman of the Board of Directors and Chief Executive Officer of the Company and its respective Subsidiaries, for the compensation and benefits detailed in Sections 3 and 4 hereof. It is understood that the Executive will report directly to the Board of Directors and that no other officer shall regularly so report. The Executive shall be the highest ranking officer of the Company and shall have (in all cases subject to the overall authority and control of the Board of Directors) such authority as is typical for executives having similar positions in similar companies. A "Subsidiary" shall be any company in which the Company beneficially owns more than 50% of the voting power of such company's outstanding voting securities.

     2.   Duties.  Executive shall devote substantially all of his business time
          ------
(subject to four weeks of vacation, or such greater amount as is authorized by the Board of Directors) to the affairs of the Company during the employment term, except as may be consented to by the Board of Directors. Notwithstanding the foregoing, to the extent that it does not materially interfere with the performance of his duties, Executive may devote such business time as is reasonably necessary to his duties as a director of not more than two business corporations not affiliated with the Company, and Executive may devote business time to any charitable or not-for-profit activities. Executive shall perform such duties and responsibilities as the Board of Directors of the Company may from time to time reasonably determine, provided that such duties and responsibilities are consistent with Executive's position as Chief Executive Officer of the Company and do not diminish Executive's authority as set forth in
Section 1 hereof. Executive will not be required to relocate his permanent residence outside of Boston, Massachusetts.

     3.   Base Compensation and Bonus.
          ---------------------------

          (a)  Base Composition.  Executive will be compensated at a base salary
               ----------------
rate of $400,000 per year (or such higher rate as may be set from time to time by the Board of Directors in its discretion) during the employment term. Base compensation will be paid in installments on the same schedule as the Company's Subsidiaries generally pay their employees. All compensation and benefits will be subject to reduction by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

          (b)  Bonus for the Fiscal Year Ended December 31, 1996.  The Executive
               -------------------------------------------------
shall receive a bonus of $100,000 for the fiscal year ended December 31, 1996.

          (c)  Bonus for Subsequent Fiscal Years.  In addition to Executive's
               ---------------------------------
base compensation, Executive will receive bonus compensation based on the relationship between the Company's actual earnings before interest, taxes, depreciation and amortization ("EBITDA") for each fiscal year starting with the fiscal year ending December 31, 1997 (determined based on the Company's audited financial statements for such fiscal year) and the EBITDA set for such year in the Company "Adjusted Business Plan" (as defined below) as follows:

         Actual EBITDA                   Bonus
         as a Percentage                 (as a Percentage
         of Plan                         of Base Salary
         ---------------                 ----------------
         Less than 80%                   No bonus

         100%                            50% of Base Salary

         120% or More                    100% of Base Salary

If actual EBITDA as a percentage of the Company's Adjusted Business Plan falls between 80% and 120%, the amount of bonus shall be pro rated on a straight-line basis. In no case shall bonus payable under this Section 3(c) exceed 100% of Base Salary unless agreed to by the Board of Directors in its absolute discretion.

     The "Adjusted Business Plan" shall be the Company's business plan for the fiscal year in question as approved by the Board of Directors with the consent of Executive, appropriately adjusted for acquisitions or dispositions during the year as determined by the Board of Directors in good faith. If the Board and the Executive do not adopt a mutually satisfactory business plan prior to the beginning of any fiscal year, the business plan for purposes of this Section 3(c) shall be the business plan submitted to Chemical

Bank and dated May, 1996, subject to adjustment as provided above for acquisitions and dispositions occurring after May 31, 1996.

     Any bonus payable under this Section 3(c) shall be paid not later than 60 days after the applicable fiscal year end.

     4.   Benefits.
          --------

          (a) During Executive's employment by the Company, Executive will receive the same (or substantially similar) employee benefits to those provided by the Company or its Subsidiaries to other members of senior management from time to time, including, without limitation, medical and dental insurances, disability insurance and life insurance (the latter in an amount of not less than $1,200,000); provided, that regardless of whether or not paid for other members of senior management, the Company shall pay the entire amount of any premium for life insurance in an amount of $1,200,000 and disability insurance provided by the Company to Executive under this Agreement.

          (b) During and after the employment term the Company agrees that if Executive is made a party, or compelled to testify or otherwise participate in, any action, suit or proceeding (a "Proceeding"), by reason of the fact that he is or was a director or officer of the Company or any of its Subsidiaries, Executive shall be indemnified by the Company as provided in Section 145 of the Delaware General Corporation Law or (but not to any lesser extent) as authorized by the Company's certificate of incorporation or bylaws or resolutions of the Company's Board of Directors against all cost, expense, liability, damage and loss reasonably incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if he has ceased to be a director or officer of the Company or Subsidiary for the period of any applicable statute of limitations or, if longer, for the period in which any such Proceeding which commenced within the period of any such statute of limitations is pending. The Company shall advance to Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by the Company of a written request for such advance. Such request shall include an itemized list of the costs and expenses and an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined, in a final judgment for which the time to appeal has expired, that, pursuant to applicable law, he is not entitled to be indemnified against such costs and expenses.

          (c) The Company will reimburse Executive for his reasonable and customary business expenses, including travel, accommodations and meals. Such reimbursement shall include the reasonable cost of travel to and from Boston (other than commuting expenses) and accommodations and meals when outside of Boston.

          (d) The Company shall lease in Boston office space, reasonably satisfactory to Executive, at which the Company's principal executive offices shall be located, including Executive's principal office. Any leasehold improvements reasonably necessary to prepare such office space for use as the Company's principal executive office, and all reasonably necessary office equipment, shall be paid for by the Company. The Company shall provide Executive with a secretary and such additional office staff as the Board of Directors and Executive shall determine.

     5.   Stock Option Plan.  The Company shall establish a Stock Option Plan
          -----------------
for employees of the Company or its Subsidiaries other than Executive or other members of AHI Advanstar LLC ("LLC"), which plan shall permit the grant of options covering (as of May 15, 1997) not less than 7,452 shares (as adjusted for stock splits, stock dividends, reverse stock splits and similar transactions on such terms as the Board deems appropriate). In the event that additional capital is invested in the Company after May 15, 1997 by any person up to a total aggregate investment (including capital already invested) of $200,000,000, additional shares will be made available for the grant of options under the option plan such that the number of Company shares subject to such options equals the number of shares of Common Stock of the Company outstanding multiplied by a percentage (expressed as a decimal) equal to the difference between (A) and (B), where (A) is 18.0% (reduced by the amount, if any, by which the Carried Interest Percentage of Solomon under the LLC Operating Agreement is less than 2.5%) and (B) is the aggregate Carried Interest Percentage of all Members of the LLC as it may be adjusted from time to time by the operating agreement of the LLC. This Section 5 shall terminate upon the occurrence of a Final Liquidity Event under the LLC Operating Agreement.

     6.   Term.  This Agreement shall have a term of four (4) years, provided
          ----
that Sections 9 and 10 shall survive such expiration in accordance with their terms.

     7.   Termination.
          -----------

          (a) This Agreement may be terminated by the Company at any time for Cause upon written notice to Executive, which notice shall specify the reason for termination. Such notice shall be given at any time prior to termination in the case of matters described in clauses (B) or (C), and shall be given not less than 30 days prior to the date of termination, in the case of matters described in clauses (A), (D) or (E), and in the case of matters described in clauses (A),
(D) or (E) shall be rescinded if the Executive cures any misconduct, negligent act, breach or failure giving rise to such notice to the reasonable satisfaction of the Board of Directors, including curing any damage suffered by the Company as a result thereof. As used herein, "Cause" shall mean (A) willful misconduct or gross negligence by Executive in respect of his material obligations under this Agreement, (B) conviction of a felony involving moral turpitude, (C) theft of Company property or other disloyal or dishonest conduct of the Executive that materially harms the Company or its business or (in the case of dishonest conduct) undermines the confidence of the Board in the Executive, (D) willful breach of this Agreement, or (E) willful failure to observe Company policies or carry out the directives of the Board of Directors that are not inconsistent with the position of Executive as provided in Section 1 hereof.

          (b) Executive may terminate this Agreement for Good Reason by giving thirty (30) days prior written notice to the Company. Good Reason shall exist only if (i) Executive is removed or is not re-appointed as the Company's Chief Executive Officer, except in connection with termination of this Agreement by the Company for Cause or due to death or Disability (as defined below), (ii) Executive is assigned duties, or authority is withdrawn from Executive, inconsistent with Executive's authority pursuant to Section 1, without Executive's express written consent, (iii) breach by the Company of any material obligation of the Company under this Agreement or (iv) Hellman & Friedman (as defined in the operating agreement of LLC) shall cease to beneficially own at least 50% of the membership interests in LLC or, following dissolution of LLC, at least 50% of the voting securities of the Company, and, in either such case, another person or group (as defined in Section 13 of the Securities Exchange
Act) beneficially owns a greater percentage of such membership interests or voting securities.

          (c) Should the Executive terminate this Agreement for Good Reason, or should the Company terminate this Agreement without Cause, then the Executive shall be entitled to receive, for a period of one year, the salary and the benefits provided for in Sections 3 and 4 hereof (provided, that any bonus under Section 3(c) will be payable only with respect to that portion of the fiscal year in which Executive's employment was terminated (or any prior fiscal year for which bonus remains unpaid)); bonus for any partial fiscal year shall be determined by multiplying the bonus Executive would have received had he continued to work for the Company during the entire fiscal year by a fraction, the numerator of which is the number of days in the fiscal year during which Executive was employed by the Company, and the denominator of which is 365 (such amount the "Pro Rata Bonus Amount"). If any such benefits cannot be legally provided, or the provision thereof would disqualify any plan for favorable tax treatment under the Internal Revenue Code, a financially equivalent substitute shall be provided. The Company shall have no obligation to Executive under this
Section 8(c) if Executive breaches the provisions of the letter agreement referred to in Section 9. This clause (c) shall not apply to a termination under clause (d) below.

          (d) This Agreement shall terminate automatically upon Executive's death. This Agreement may be terminated by the Company upon written notice to Executive, or by Executive upon written notice to the Company, upon Executive's Disability. For purposes of this Agreement, "Disability" means the Executive's suffering of a disability which shall have prevented him from performing his obligations hereunder for a period of at least 120 consecutive days or 180 non-consecutive days in any 365 day period. In the event of termination of this Agreement due to Executive's death or Disability, in addition to any salary due to Executive as of the date of death or Disability and remaining unpaid, Executive shall be entitled to receive, at such time as Executive would otherwise would have received such sum, the Pro Rata Bonus Amount for the portion of the fiscal year in which Executive's death or Disability occurred during which Executive was employed by the Company.

          (e) If the Company terminates this Agreement with Cause or if the Executive terminates this Agreement without Good Reason, or if this Agreement is terminated under clause (d) above, then the Executive shall, from the date of such termination, no longer be entitled to any compensation under Sections 3 or 4 (other than, in the case of termination for Disability, disability benefits as provided pursuant to Section 4 and, in the case of termination for death or Disability, any bonus payable pursuant to clause (d) above). Nothing in this clause (e) shall effect Executive's rights under Company health and disability plans in which Executive participates to the extent such plans provide for benefits to be paid following the termination of employment.

          (f) Termination of this Agreement shall not discharge any liability existing at the date of termination. Further, notwithholding any termination, the provisions of Sections 9 and 10 shall survive in accordance with their terms.

     8.   Effective Date.  This Agreement shall take effect as of July 1, 1996.
          --------------

     9.   Non-Competition and Confidentiality.  Executive shall execute and
          -----------------------------------
deliver a letter agreement in the form of Exhibit A hereto.

     10.  Arbitration.  Any claim arising out of or relating to this Agreement
          -----------
(including disputes regarding the presence or absence of "Cause" or "Good Reason" in the event of a termination), or otherwise arising out of or relating to the Executive's employment by the Company, will be subject to arbitration in San Francisco, California (if brought by Executive) or Boston, Massachusetts (if brought by the Company), in accordance with the Federal Arbitration Act and the rules of the American Arbitration Association relating to commercial disputes. The prevailing party in any such arbitration shall be entitled to recover from the other party its reasonable expenses incurred in connection with such arbitration, including the reasonable fees and expenses of counsel.

     11.  Severability.  If any provision of this Agreement is determined to be
          ------------
invalid or unenforceable, it shall be adjusted rather than voided, to achieve the intent of the parties to the extent possible, and the remainder of the Agreement shall be enforced to the maximum extent possible.

     12.  Entire Agreement.  This Agreement constitutes the entire agreement
          ----------------
between Executive and the Company with respect to the terms and conditions of the employment of Executive by the Company, and supersedes all prior or concurrent arrangements, discussions, agreements or understandings with respect to your employment.

     13.  Governing Law.  This Agreement shall be governed by the laws of
          -------------
California without regard to principles of conflicts of law.

     14.  Expenses.  The Company shall pay, or reimburse Executive for, the
          --------
reasonable out-of-pocket expenses incurred by Executive in negotiating, executing and delivering this Agreement and the related agreements executed and delivered in connection herewith (including the reasonable fees and expenses of legal counsel), up to a maximum of $50,000.

     15.  Notice.  Any notice, or other written communication to be given
          ------
pursuant to this Agreement for whatever reason shall be deemed duly given and received (a) if delivered personally, from the date of delivery, or (b) by certified mail, postage pre-paid, return receipt requested, three (3) days after the date of mailing, addressed to the above parties as follows:

     If to the Company:

          AHI HOLDING CORP.
          c/o Hellman & Friedman
          One Maritime Plaza
          Suite 1200
          San Francisco, California  94111
          Attn:  John M. Pasquesi

     with a copy to:

          Heller, Ehrman, White & McAuliffe
          333 Bush Street
          San Francisco, California 94101
          Attn:  Timothy G. Hoxie, Esq.

     If to Executive:

          Robert Krakoff
          257 Commonwealth Avenue
          Boston, Massachusetts  02116
     with a copy to:

          Testa, Hurwitz & Thibeault, LLP
          High Street Tower
          125 High Street
          Boston, Massachusetts   02110
          Attn:  F. George Davitt, Esq.

     16.  Certain Definitions.  Capitalized terms not otherwise defined herein
          -------------------
shall have the meaning ascribed to such terms in the Stockholders Agreement of even date herewith.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the date and year first above written.


                                        AHI HOLDING CORP.


                                        By: /s/ Mitchell R. Cohen
                                           ________________________
                                        Name: Mitchell R. Cohen
                                        Title: Vice President



                                         /s/ Robert L. Krakoff
                                        __________________________________
                                        Robert L. Krakoff

                                                                       EXHIBIT A
                                                                       ---------

                               AHI Holding Corp.


                                 July 1, 1996

Robert L. Krakoff
257 Commonwealth Avenue
Boston, Massachusetts  02116



Dear Mr. Krakoff:

     You are to be employed by AHI Holding Corp. (the "Company" and, together with Advanstar Holdings, Inc. and its subsidiaries "Advanstar"). In consideration of your employment with the Company, you and the Company agree as follows:

     1.   Non-Competition.  You agree that you will not, during the course of
          ---------------
your employment with the Company or for the Non-Compete Period following the termination of such employment, compete with Advanstar, as defined in paragraph 4 below. As used herein "Non-Compete Period" means (a) if your employment is terminated by the Company without Cause (as defined therein) or by you for Good Reason (as defined therein), six months or (b) if your employment is terminated for any other reason, one year.

     2.   Confidentiality.  You acknowledge that your association with
          ---------------
Advanstar will bring you into close contact with many confidential affairs of Advanstar, including information about costs, profits, markets, sales, publications, key personnel, pricing policies, operational methods, other business affairs, methods and other information not readily available to the public, and plans for future development. In recognition of the foregoing, you covenant and agree that you will keep confidential all material confidential to Advanstar that is not otherwise in the public domain and that you will not intentionally disclose any such information to anyone outside Advanstar or make any use thereof for your own benefit or for any purpose other than the advancement of the business of Advanstar at any time except with the prior written consent of Advanstar as evidenced by a certified resolution of the Board of Directors of the Company. For purposes of this Agreement, the following information shall be deemed not to constitute confidential information of
Advanstar:

          (a)  Any information developed independently by you;

          (b) Information that was received by you from a third-party, which, to your knowledge, is not bound by an agreement of confidentiality with Advanstar; or

          (c) Any information that is in the public domain or generally available to the public.

     3.   No Solicitation of Employees.  You covenant that during the
          ----------------------------
Non-Compete Period you will not, and no person, corporation, partnership, or other entity over which you exercise control (whether as an officer, director, sole proprietor, holder, debt or equity securities, consultant, partner, or otherwise) will, directly or indirectly (a) enter into any written or oral agreement or understanding relating to the services of any person who is then employed by Advanstar or, in the case of any employee other than secretaries, clerks and similar employees fulfilling merely clerical functions, who has been so employed within the preceding six months, or (b) solicit, or bid against Advanstar in an attempt to be awarded, any trade show or exposition business, or any publishing contract, from any party sponsoring or arranging any trade show or exposition, or publishing or sponsoring any publication, in either case with which Advanstar then has such a relationship or contract.

     4.   Certain Definitions.  For purposes of this Letter Agreement,
          -------------------
competition with Advanstar shall include carrying on any business that is competitive with the business of Advanstar, in the United States or in any other country in which Advanstar conducts business as of the termination of your employment. For purposes of this Letter Agreement, (a) the business of Advanstar will be deemed to include (without limitation) the organization of trade shows and expositions of the type and with respect to the industries held by Advanstar as of the termination of your employment (it being understood that industry shall be analogized to the categories of the category system of the Standard Rate Data Service) and the publication (including electronic publication) of trade journals and other magazines aimed at the particular businesses, industries or professions (as defined by category according to the category system of the Standard Rate Data Service) at which Advanstar's operations are aimed, and (b) each of the following activities (without limitation) will be deemed to constitute to carrying on business: to engage in, work with, have interest in, advise, lend money to, guarantee the debts or obligations of, or permit one's name or any part thereof to be used in connection with, an enterprise or endeavor either individually, in partnership, or in conjunction with any person, firm, association, company, or corporation, whether as principal, agent, shareholder (other than holding of less than 1% of the voting securities of any public company or 5% of the voting securities of any private company), employee, director, consultant, or in any other capacity or manner whatsoever.

     5.   Severability.  The scope and effect of the terms and provisions
          ------------
contained in this Letter Agreement (including the noncompetition covenant contained in Section 1) will be as broad in time (but not beyond the time periods specified herein), geography, and all other respects as is permitted by applicable law. If arbitrators, a court, or another body of competent jurisdiction determine that any term or provision of this Agreement is excessive in scope, then if possible such term or provision will be adjusted (rather than voided) in accordance with the purpose stated in the preceding sentence and with applicable law, but in such a manner as to minimize the change in the provision. If such term or provision cannot be so adjusted, then it will be struck. All other terms and provisions of this Letter Agreement will be deemed valid and enforceable to the full extent possible.

     6.   Remedies.  If any of the covenants or agreements in Sections 1, 2 or
          --------
3 are violated or threatened to be violated, you agree and acknowledge that such violation or threatened violation will cause irreparable injury to Advanstar, and that the remedy at law of Advanstar for any such violation or threatened violation will be inadequate and that Advanstar will be entitled to obtain any injunction prohibiting a continuance or occurrence of such violations or threatened violations in addition to (not in limitation of) any other rights or remedies available at law or in equity. Your services hereunder are of a special, unique, unusual, extraordinary character which gives them peculiar value, the loss of which cannot be reasonably or adequately computed in damages.

     The provisions of this Letter Agreement will be binding upon and inure to the benefit of our respective heirs, executives, administrators, successors and assigns. This Letter Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

                                        Very truly yours,

                                        AHI HOLDING CORP.



                                        By: /s/ Mitchell R. Cohen
                                           __________________________


ACCEPTED AND AGREED:


 /s/ Robert L. Krakoff
______________________________
Robert L. Krakoff